Exhibit 5.1

29 April 2022	Our Ref: AB/SF/175594
Vertical Aerospace Ltd. Maples Corporate Services Limited PO Box 309 Ugland House Grand Cayman Cayman Islands KY1-1104

Dear Addressee

VERTICAL AEROSPACE LTD. (THE "COMPANY")

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the Company's Post-Effective Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-262207), including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Securities Act") (including its exhibits, the "Registration Statement") for the purposes of, registering with the Commission under the Securities Act, the re-sale of:

1.

up to 242,424,783 ordinary shares in the capital of the Company, par value US$0.0001 (the "Ordinary Shares") by the selling shareholders (the "Selling Securityholders") as contemplated by the Registration Statement consisting of:

(a)	the Ordinary Shares referred to in Schedule 2 hereto (the "Issued Sale Shares");
(b)	the Ordinary Shares referred to in Schedule 3 hereto (the "Sale Shares"); and
(c)

up to 4,000,000 Ordinary Shares to be issued by the Company upon the exercise of the Convertible Notes Warrants (the "Convertible Notes Warrant Shares") by the Convertible Senior Secured Notes Investor (as defined in the Registration Statement); and

2.

up to 4,000,000 warrants, each warrant exercisable to purchase one Ordinary Share at a price of US$11.50 per Ordinary Share (the "Convertible Notes Warrants") by the Convertible Senior Secured Investor.

For this purposes of this opinion, the "Underlying Sale Shares" shall mean the Sale Shares and the Convertible Notes Warrant Shares and the "Shares" shall mean the Issued Sale

WALKERS

Shares, the Sale Shares and the Convertible Notes Warrant Shares.

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinion in relation to the matters set out below.

1.

The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").

2.

Based on our examination of the Register of Members of the Company, the Issued Shares been duly authorised and were validly allotted and issued to the Selling Securityholders listed in Schedule 2. Assuming the Issued Shares have been paid as to their par value, the Issued Shares are fully paid and are non-assessable (meaning that no additional sums may be levied in respect of such Issued Shares on the holder thereof by the Company).

3.

The Underlying Sale Shares to be issued by the Company to (i) Virgin Atlantic Limited ("Virgin Atlantic") in its capacity as a Selling Securityholder and (ii) the Convertible Senior Secured Notes Investor (as applicable), which may be re-sold by Virgin Atlantic and the Convertible Senior Secured Notes Investor (as applicable) as contemplated by the Registration Statement (including the issuance of Ordinary Shares upon (a) the exercise of the Virgin Atlantic Warrants in accordance with the Virgin Atlantic Warrant Documents (each as defined in Schedule 1), (b) the exercise of the Convertible Notes Warrants in accordance with the Convertible Notes Warrant Documents (as defined in Schedule 1) and (c) the conversion of the Convertible Senior Secured Notes in accordance with the Convertible Senior Secured Notes Documents (each as defined in Schedule 1)) have been duly authorised by all necessary corporate action of the Company, and upon the issue of the Underlying Sale Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Underlying Sale Shares have been issued and credited as fully paid), delivery and payment therefor by the purchaser in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and in the manner contemplated by the Registration Statement and the relevant Documents (as defined in Schedule 1) (as applicable), the Underlying Sale Shares will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such Underlying Sale Shares on the holder thereof by the Company).

4.

The Convertible Notes Warrant Documents have been duly authorised and executed by the Company and, when delivered by the Company, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

WALKERS

5.	The authorised share capital of the Company is US$60,000 divided into 500,000,000 Ordinary Shares of a par value of US$0.0001 each and 100,000,000 Preferred Shares of a par value of US$0.0001 each.

The foregoing opinion is given based on the following assumptions.

1.

The originals of all documents examined in connection with this opinion are authentic.  The signatures, initials and seals on the Documents and the Resolutions are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1).  All documents purporting to be sealed have been so sealed.  All copies are complete and conform to their originals.  The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

2.	The Memorandum and Articles of Association (as defined in Schedule 1) reviewed by us will be the memorandum and articles of association of the Company in effect upon the issuance of the Shares.
3.	The accuracy and completeness of all factual representations made in the Registration Statement and all other documents reviewed by us.
4.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.
5.

The Company will receive consideration in money or money’s worth for each Underlying Sale Share offered when issued, such consideration in any event not being less than the stated par or nominal value of each Underlying Sale Share.

6.

Each of the Documents have been or will be duly authorised, executed and delivered (as applicable) by or on behalf of all relevant parties and are or will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands).

7.

The choice of New York law or the laws of England and Wales (as applicable) as the governing law of the Documents (other than the Virgin Atlantic Warrant Documents, which is governed by the laws of England and Wales) has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of New York law or the courts of England and Wales as a matter of the laws of England and Wales (as applicable) and all other relevant laws (other than the laws of the Cayman Islands).

8.

The power, authority and legal right of all parties under all relevant laws and regulations (other than the Company under the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Documents.

9.

All preconditions to the obligations of the parties to the applicable Documents will be satisfied or duly waived prior to the issue and sale of the Shares (as applicable) and there will be no breach of the terms of the applicable Documents.

WALKERS

10.

The Virgin Atlantic Warrants, the Convertible Notes Warrants and the Convertible Senior Secured Notes have been duly authorised by all necessary corporate action of the Company and have been or will be issued (as applicable) in accordance with the provisions of the relevant Documents.

11.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.

The opinions expressed above are subject to the following qualifications:

1.

The term "enforceable" and its cognates as used in this opinion means that the obligations assumed by any party under the Documents are of a type which the courts of the Cayman Islands (the "Courts" and each a "Court") enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)

enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)

enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;
(d)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a Court may be required to be made in Cayman Islands dollars;
(f)

to the extent that any provision of the Documents is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Documents that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;

(g)	to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;
(h)

in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at

WALKERS

the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

(i)	a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and
(j)

the effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands (the "Companies Act") on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm, as Cayman Islands counsel to the Company, in the Registration Statement.

Yours faithfully

/s/ Walkers (Cayman) LLP

WALKERS (CAYMAN) LLP

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 21 May 2021, the Amended and Restated Memorandum and Articles of Association of the Company as adopted on 1 December 2021 (the "Memorandum and Articles of Association"), the Register of Directors and Officers and Register of Mortgages and Charges, each dated 27 April 2022 (copies of which have been provided to us by the Company's registered office in the Cayman Islands) and the Register of Members dated 20 April 2022 provided to us by the Company's registrar and transfer agent (Continental Stock Transfer & Trust Company).

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands' General Registry's online database, searched on 29 April 2022.
3.	A copy of a Certificate of Good Standing dated 27 April 2022 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").
4.	Copies of the executed written resolutions of the board of directors of the Company dated 9 December 2021 and 14 December 2021 (the "Resolutions").
5.	Copies of the following documents (the "Documents"):
(a)	the Registration Statement;

(b)

the warrant instrument between the Company and Virgin Atlantic Limited dated 29 October 2021 in relation to certain warrants, each warrant exercisable to purchase certain Ordinary Shares as referred to therein at the Subscription Price (as defined therein) (the "Virgin Atlantic Warrants") and the form of warrant certificate constituting the Virgin Atlantic Warrants (together, the "Virgin Atlantic Warrant Documents");

(c)

the warrant agreement dated 16 December 2021 in relation to the Convertible Notes Warrants between the Company and Continental Stock Transfer & Trust Company and the warrant certificate constituting the Convertible Notes Warrants (the "Convertible Senior Secured Notes Documents");

(d)

the convertible note subscription agreement dated 26 October 2021 in relation to the convertible senior secured notes due 2026 of the Company with an aggregate principal amount of US$200,000,000 (the "Convertible Senior Secured Notes") entered into between the Company, Broadstone Acquisition Corp. and Mudrick Capital Management L.P. on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates (amongst others) (the "Convertible Senior Secured Notes Subscription Agreement"); and

(e)	the indenture dated 16 December 2021 in relation to the Convertible Senior

WALKERS

Secured Notes entered into between the Company and U.S. Bank National Association as trustee and collateral agent for the Convertible Notes (amongst others) (the "Indenture" and, together with the Convertible Senior Secured Notes Subscription Agreement, the "Convertible Senior Secured Notes Documents").

WALKERS

SCHEDULE 2

ISSUED SALE SHARES

Name of Selling Securityholder	Number of Ordinary Shares held
AMERICAN AIRLINES, INC.	11,250,000
BROADSTONE SPONSOR LLP	7,369,318
CEDE & CO	2,334,666
CHATSWORTH AVIATION LIMITED	5,557,600
STEPHEN FITZPATRICK	150,552,510
HONEYWELL INTERNATIONAL INC.	1,000,000
KOUROS SA	500,000
MAPLES TRUSTEE SERVICES (CAYMAN) LIMITED	6,086,000
MICROSOFT CORPORATION	9,920,640
ROCKET INTERNET SE	6,280,427
ROLLS ROYCE PLC	1,400,000
STANDARD LATITUDE MASTER FUND LTD.	1,000,000
WILLIAM SAMUEL SUGDEN	143,696
MARK YEMM	5,740,525
Total	209,135,382

WALKERS

SCHEDULE 3

SALE SHARES

Name of Selling Securityholder or Convertible Senior Secured Investor (as applicable)	Number of Ordinary Shares to be issued
VIRGIN ATLANTIC LIMITED	2,625,000
MUDRICK CAPITAL MANAGEMENT L.P.	28,235,810